CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Reporting", "Financial Highlights" and "Legal and Accounting Matters" in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and to the use of our reports with respect to FEG Absolute Access Fund LLC and FEG Absolute Access TEI Fund LLC dated May 28, 2014 included in this Pre-Effective Amendment Number 1 to the Registration Statement (Form N-2 No. 333-199556) of FEG Absolute Access Fund I LLC (formerly FEG Absolute Access TEI Fund LLC), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 6, 2015